Exhibit 10.1

AMENDED AND RESTATED

SHARE EXCHANGE AGREEMENT

This AMENDED AND RESTATED SHARE EXCHANGE AGREEMENT (this “Agreement”) is entered into effective as of the 30th day of January 2023 by and among Vado Corp., a Nevada corporation (“VADO”), Socialcom, Inc, d/b/a AudienceX, a California corporation (“AX”), the shareholders of AX listed on Schedule 1.01(a) hereto who are executing this Agreement in their capacity as shareholders of AX as provided herein (the “AX Shareholders”), and Jason Wulfsohn in his capacity as a representative of the AX Shareholders for certain purposes described herein (the “AX Shareholder Representative”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

This Agreement amends and restates in its entirety the original Share Exchange Agreement originally executed by the parties on January 30, 2023.

RECITALS:

A.    The boards of directors of VADO and AX  have determined that an acquisition of all or substantially all of the issued and outstanding shares of capital stock of AX by VADO through a share exchange upon the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”) would be in the best interests of VADO and AX, and the boards of directors of VADO and AX have each approved the Share Exchange, pursuant to which all of the right, title and interest in and to all or substantially all of the issued and outstanding shares of capital stock (the “AX Shares”) of AX (collectively, the “Ownership Interest”) will be exchanged at the “Exchange Ratio” (as such term is defined herein) for a total of 169,434,641 shares of VADO Common Stock, or such other number as equals the “Stated Percentage” (as such term is defined herein) as of the Closing (the “Exchange Shares”).

B.    This Agreement shall become effective in accordance with its terms when executed by each of VADO and AX and the AX Shareholders identified in Schedule 1.01(a) as “Initial AX Shareholders;” and it is a condition of the Parties to consummate the Share Exchange that AX Shareholders collectively owning not less than 19,363,959 of the outstanding AX Shares join in this Agreement and participate in the Share Exchange.

C.    The Parties acknowledge and agree that it is a condition of the obligations of AX and the AX Shareholders to consummate the Share Exchange, that VADO, concurrently with the Closing, shall have received $750,000 of cash proceeds from the sale of VADO Series A Convertible Preferred Stock (the “VADO Series A Preferred Stock”) as part of the “Secondary Financing” substantially in accordance with the “Stock Purchase Agreement” (as such terms are defined herein) executed by the parties thereto and previously delivered to AX, and on such other terms and conditions as are satisfactory to VADO and AX, as further provided in this Agreement.

D.    The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Share Exchange and also to prescribe various conditions to the Share Exchange.

E.    For federal income tax purposes, the parties intend that the Share Exchange shall qualify as reorganization under the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I.
THE SHARE EXCHANGE

1.01  Share Exchange. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined), the Parties shall do the following:

(a)    Each AX Shareholder shall transfer, convey, assign, and deliver all AX Shares owned by such AX Shareholder to VADO in exchange for shares of Vado Common Stock at the exchange ratio of 8.75 shares of Vado Common Stock (the “Exchange Ratio”) for each AX Share, as set forth on Schedule 1.01(a), together with such documents evidencing the transfer and assignments of their respective interests in AX in the form satisfactory to VADO.  The AX Shares transferred to VADO at the Closing (as defined in Section 1.02), which is set forth on Schedule 1.01(a), will constitute 100% of the issued and outstanding shares of capital stock of AX, or such lesser percentage as provided in Section 6.01 of this Agreement. Only AX Shareholders who are an accredited investors as such term defined by Rule 501(a) under the Securities Act of 1933 (the “Securities Act”) shall be eligible to be a party to this Agreement.

(b)    As consideration for its acquisition of the AX Shares, at the Closing VADO shall issue the VADO Exchange Shares to the AX Shareholders at the Exchange Ratio in the amounts set forth opposite each AX Shareholder’s name on Schedule 1.01(a) hereto by issuing or causing the issuance of such Exchange Shares to the AX Shareholders in book entry form with VADO’s transfer agent. A copy of the pro forma capitalization table immediately following the Closing is set forth in Schedule 1.01(b).

(c)    Immediately following the Closing (as hereinafter defined), all outstanding AX stock options and restricted stock units (together, “AX Employee Awards”), issued pursuant to AX employee benefit plans shall be assumed by VADO under a newly adopted equity incentive plan of VADO (the “VADO Equity Incentive Plan”) in form and substance satisfactory to AX, and exchanged for VADO stock options and restricted stock units, as applicable (together, “VADO Awards”) at the Exchange Ratio, as set forth in Schedule 1.01(c) and otherwise on terms consistent, insofar as is practicable, with the terms of such AX Employee Awards, including the general vesting terms of the AX Employee Awards but excluding any change of control provisions providing for accelerated vesting which may have otherwise been triggered by this Agreement, and AX will obtain, execute and deliver such waivers or agreements with the holders of such AX Employee Awards as are necessary and in such forms as VADO and AX shall approve to amend such vesting provisions in accordance with the foregoing.

(d)    For federal income tax purposes, the Share Exchange is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code and the parties shall report the transactions contemplated by this Agreement consistent with such intent and shall take no position in any tax filing or legal proceeding inconsistent therewith. Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that no Party is making any representation or warranty as to the qualification of the Share Exchange as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated prior to or after the Closing Date has or may have on such reorganization status. The Parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes.

1.02    Closing. The closing (“Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall take place remotely within three business days following the satisfaction or waiver of all conditions and obligations of the Parties to consummate the Transactions contemplated hereby or such other date and times as the Parties may mutually determine (the “Closing Date”), unless another date or place is agreed to in writing by VADO and AX.

1.03    Appointments and Resignations.

(a)    As of the Closing, David Lelong shall remain on the VADO board of directors; all other directors of VADO, if any, shall resign from the board of directors of VADO, the number of directors shall be set at three and Jason Wulfsohn and Reeve Benaron shall be appointed as directors of VADO until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with VADO’s Articles of Incorporation and Bylaws.

(b)    David Lelong shall resign as an officer of VADO, effective on the Closing Date, and the nominees of AX shall, as of the Closing Date, be appointed as the officers of VADO until their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with VADO’s Articles of Incorporation and Bylaws.

1.04    Issuance of VADO Common Stock. At the Closing of the Share Exchange, VADO shall cause a number of Exchange Shares to be issued to the AX Shareholders at the Exchange Ratio for each AX Share in the amounts set forth in Schedule 1.01(a) so that upon Closing, and after the issuance of those shares, the AX Shareholders will collectively own 96% of the shares of issued and outstanding VADO Common Stock, after giving effect to cancellation of 93,000,000 shares of VADO Common Stock held by David Lelong pursuant to the Cancellation Agreement (as hereinafter defined) and the issuance, exercise or conversion of Series A Preferred Stock and all other VADO Common Stock Equivalents outstanding immediately prior to Closing (the “Stated Percentage”). For the avoidance of doubt, the Stated Percentage of 96% does not give effect to the shares of VADO Common Stock issuable under AX Employee Awards or Common Stock to be sold and issued by VADO in the Secondary Financing, even if such Secondary Financing closes prior to or concurrently with the Closing of the Share Exchange.

1.05    AX Employee Awards. Immediately following the Closing of the Share Exchange, subject to Section 1.01(c), appropriate documentation reasonably satisfactory to AX and VADO for effecting the assumption and exchange of the AX Employee Awards at the Exchange Ratio, shall be delivered by AX to VADO so that each outstanding AX Employee Award shall be a VADO Award under the VADO Equity Incentive Plan with appropriate adjustments for the number of shares and exercise price and, if applicable, delivery requirements.

ARTICLE II.
AX SHAREHOLDER MATTERS

2.01   Representations and Warranties of the AX Shareholders. Each AX Shareholder, individually for itself only and not for any other AX Shareholder, represents and warrants to VADO that the following representations and warranties are true and correct as of the date of this Agreement (and it is a condition of Closing that they remain true and correct as of the Closing Date):

(a)    Title. Such AX Shareholder is the sole record owner of all of the AX Shares as specified on Schedule 1.01(a) and owns the AX Shares, free of any claim, lien, security interest or encumbrance of any nature or kind and, as such, has the exclusive right and full power to sell, transfer and assign the AX Shares free of any such claim, lien, security interest or encumbrance. Such AX Shareholder is the sole record and beneficial owner of the outstanding AX Shares.

(b)    Power and Authority. Such AX Shareholder has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such AX Shareholder, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by such AX Shareholder to the extent necessary.

(c)    No Conflict. The execution and delivery of this Agreement by such AX Shareholder and the observance and performance by such AX Shareholder of the terms and provisions contained herein do not constitute a violation or breach by such AX Shareholder of any applicable Laws, or any provision of any other contract or instrument to which such AX Shareholder is a party or by which it is bound, or any order, writ, injunction, decree, statute, rule, Bylaw or regulation applicable to such AX Shareholder. As used in this Agreement, “Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Authority.

(d)    AX Shareholder Approvals. If such AX Shareholder is an entity, the board of directors, manager or other comparable authority of such AX Shareholder has approved this Agreement and the transactions contemplated hereby in the manner required by all applicable laws and agreements or other documents applicable to such AX Shareholder, which approvals have not been subsequently rescinded or modified in any way.

(e)    No Insolvency. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, designating such AX Shareholder or an Affiliate thereof as the bankrupt or the insolvent, are pending or, to the Knowledge of such AX Shareholder, threatened, and such

AX Shareholder has not made an assignment for the benefit of creditors, nor has such AX Shareholder or any Affiliate thereof taken any action with a view to, or which would constitute the basis for the institution of any such insolvency proceedings.

(f)    Litigation. There are no actions, suits, or proceedings pending or, to such AX Shareholder’s Knowledge, threatened, which could in any manner restrain or prevent such AX Shareholder from exchanging its AX Shares pursuant to the terms and provisions of this Agreement.

(g)    Brokers. Such AX Shareholder has no liability or obligation to pay fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(h)    No Restrictions. Other than this Agreement, such AX Shareholder is not a party to or bound by any contract, option or other arrangement or understanding with respect to the purchase, sale, delivery, transfer, gift, pledge, hypothecation, encumbrance, assignment or other disposition or acquisition of (including by operation of law) any AX Shares, or as to voting, agreeing or consenting (or abstaining therefrom) with respect to any amendment to or waiver of any terms of, or taking any action whatsoever with respect to, the AX Shares.

(i)    Investment Intent. The Exchange Shares to be received by such AX Shareholder hereunder will be acquired for investment and only for such AX Shareholder’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and such AX Shareholder has no present intention of publicly selling, granting any participation in, or otherwise distributing the same; provided, that, by making the representations herein, other than as set forth herein, such AX Shareholder does not agree to hold any of the Exchange Shares for any minimum period of time and reserves the right at all times to sell or otherwise dispose of all or any part of such Exchange Shares pursuant to an effective registration statement under the Securities Act or under an exemption from such registration (provided that such AX Shareholder complies with the conditions thereof) and in compliance with applicable federal and state securities laws.

(j)    Status of Exchange Shares. Such AX Shareholder understands and agrees as follows: (a) the Exchange Shares constitute “restricted securities” under the Securities Act inasmuch as they are being acquired from VADO in a transaction not involving a public offering; (b) subject to limited exceptions, the Exchange Shares may not be resold, disposed of or transferred, in whole or in part, without registration under the Securities Act; and (c) it must bear the economic risk of this investment indefinitely unless the Exchange Shares are registered pursuant to the Securities Act, or an exemption from registration is available.

(k)    Investment Experience. Such AX Shareholder represents that: (a) it is able to fend for itself; (b) can bear the economic risk of its investment in the Exchange Shares; and (c) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risk of its investment in the Exchange Shares.

(l)    Accredited Investor Status. Such AX Shareholder is an “accredited investor” as defined under Regulation D promulgated under the Securities Act, which definition is attached to this Agreement as Exhibit A.

(m)    Legends. Such AX Shareholder acknowledges that all certificates or other instruments representing the Exchange Shares shall bear a restrictive legend substantially as provided in Section 2.02(c):

(n)    No Consents. No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any governmental or self-regulatory agency or body or any other person is required to be obtained, made or given by such AX Shareholder in connection with the execution and delivery of this Agreement or any other agreements or instruments executed and delivered hereunder or thereunder by such AX Shareholder, or the performance of any obligations hereunder or thereunder by such AX Shareholder, including the sale and delivery of the AX Shares by such AX Shareholder pursuant to this Agreement.

(o)    Shell Status. Such AX Shareholder acknowledges that (i) VADO is a shell corporation with no assets or liabilities and has its common stock quoted on the Pink Market of OTC Markets, (ii) that the Exchange Shares must be held for at least 12 months under Rule 144(i) of the Securities Act and (iii) VADO voluntarily files reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

(p)    Vado Information. Such AX Shareholder has been afforded an opportunity to discuss VADO’s business, management and financial affairs with VADO and has had the opportunity to ask questions of and receive answers from, VADO regarding the terms and conditions of the Exchange Shares.

(q)    Residence. Such AX Shareholder resides solely in the State identified in the Signature Page of this Agreement executed by such Shareholder.

2.02    AX Shareholder Covenants, Acknowledgements and Agreements. Each AX Shareholder, individually for itself only and not for any other AX Shareholder, covenants, acknowledges and agrees as follows:

(a)    VADO may refuse to effect any transfer of the shares not made pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act and in accordance with applicable state securities laws and the provisions of this Agreement

(b)    VADO may make a notation on its records or give instructions to the registrar and transfer agent of VADO in order to implement the restrictions on transfer set forth and described herein;

(c)    VADO’s records (including those of its transfer agent) evidencing, and/or any certificates representing, the Exchange Shares, shall bear a restrictive legend, substantially in the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR APPLICABLE STATE SECURITIES LAWS, AND SHALL NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED, OR OTHERWISE TRANSFERRED (WHETHER OR NOT FOR CONSIDERATION) BY THE HOLDER EXCEPT UPON THE ISSUANCE TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.

(d)    Except as may be expressly provided in the Vado Investor Rights Agreement, such AX Shareholder shall not, for a period of 12 months following the Closing, (i) offer for sale, sell, pledge, transfer, or otherwise dispose of its Exchange Shares, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of its Exchange Shares, (iii) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any of its Exchange Shares, or (iv) publicly disclose the intention to do any of the foregoing.

(e)    Notwithstanding the foregoing provisions of Section 2.02(d), the restrictions set forth in (i) through (iv) above shall not apply to: (A) transfers of Exchange Shares as a bona fide gift; (B) transfers of Exchange Shares to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned or the immediate family of such AX Shareholder; (C) transfers of Exchange Shares to any beneficiary of such AX Shareholder pursuant to a Will, trust instrument or other testamentary document or applicable laws of descent; or (D) transfers of Exchange Shares to any Affiliate of such AX Shareholder; provided that, in the case of any transfer or distribution pursuant to clauses (A) through (D) above, each donee, distributee or transferee shall sign and deliver to VADO, prior to such transfer, an agreement with terms substantially identical to those set forth in this Section 2.02, including Section 2.02(d).

(f)    Such AX Shareholder understands and agrees that, notwithstanding anything in this Agreement to the contrary, and except as otherwise provided by the Secondary Financing and the Vado Stock Purchase Agreement, Vado Investor Rights Agreement and such other agreements and documents as VADO may enter into with the investor(s) in connection therewith (as such terms are more particularly defined in Section 4.05), VADO will not, and will be under no obligation to, file a registration statement registering the resale of the Exchange Shares or any other shares of VADO Common Stock or VADO Common Stock Equivalents issued or issuable to AX Shareholders or holders of AX Common Stock Equivalents for a period of at least 12 months following the Closing.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.01    Representations and Warranties of AX.  AX hereby represents and warrants to VADO that the following statements are true and correct as of the date of this Agreement:

(a)    Organization, Standing and Power. AX is duly organized, validly existing and in good standing under the laws of the State of California, and has the requisite power and authority and all government licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted.  AX is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect (as defined in Section 9.02).

(b)    Subsidiaries. AX does not have any Subsidiaries.

(c)    Corporate Documents. Schedule 3.01(c) sets forth a true and correct copy of AX’s Articles of Incorporation and Bylaws as currently in effect. The shareholder list provided to VADO is a current shareholder list setting forth all of AX’s Common Stock shareholders, and such list accurately reflects all of the issued and outstanding shares of AX Common Stock. The minute books (containing the records or meetings of the shareholders, the board of directors and any committees of the board of directors), and the stock certificate books and the stock record books of AX, each as provided to VADO, are true and complete, and account for all of the issued and outstanding shares of AX capital stock and shares which have been returned to AX or otherwise cancelled.

(d)    Authority; Non-Contravention. Except as set forth in Schedule 3.01(d) AX has all requisite power, authority, consents and approvals to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by AX and the consummation by AX of the transactions contemplated hereby have been duly authorized by all necessary action on the part of AX. This Agreement has been duly executed and delivered by AX and when duly executed and delivered by the other Parties hereto, will constitute a valid and binding obligation of AX, enforceable against AX in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.  The execution and delivery of this Agreement by AX and the observance and performance by AX of the terms and provisions contained herein (i) do not conflict with or constitute a violation or breach by AX of any applicable Laws, or, except as set forth in Schedule 3.01(d) any provision of any other contract or instrument to which AX is a party or by which it is bound or (ii) conflict with or violate any Law, order, or other restriction of any Governmental Entity or person, except where such conflict, breach or conflict will not have a Material Adverse Effect on AX.

(e)    Ownership Interest.  Except as set forth on Schedule 3.01(e), the Ownership Interest represents 100% of the issued and outstanding shares of capital stock of AX. Except as set forth on Schedule 3.01(e), there are no outstanding bonds, debentures, notes or other indebtedness or other securities of AX. Except as set forth on Schedule 3.01(e), there are no rights, commitments, agreements, arrangements or undertakings of any kind to which AX is a party or by which it is bound obligating AX to issue, deliver or sell, or cause to be issued, delivered or sold, additional capital stock or other ownership interests of AX or obligating AX to issue, grant, extend or enter into any such right, commitment, agreement, arrangement or undertaking. AX has no other outstanding securities eligible to vote at shareholders’ meetings.

(f)     Capitalization of AX. AX has authority to issue 30,500,000 shares of Common Stock, $0.001 par value, of which 20,051,474 shares are issued and outstanding. All outstanding shares of Common Stock of AX are duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.01(f), there are no outstanding AX Common Stock Equivalents. “Common Stock Equivalents” means, as to AX or VADO, any rights or securities of such company which would entitle the holder thereof to acquire at any time common stock of such company, including, without limitation, any indebtedness, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, such common stock. AX has provided VADO with true and accurate copies of all agreements or instruments evidencing AX Common Stock Equivalents. Except as disclosed in Schedule 3.01(f), there are no rights, commitments, agreements, arrangements or undertakings of any kind to which AX is a party or by which it is bound obligating AX to issue, deliver or sell, or cause to be issued, delivered or sold, additional capital stock or obligating AX to issue, grant, extend or enter into any such right, commitment, agreement, arrangement or undertaking. Except as disclosed in Schedule 3.01(f), there are no registration rights, proxies, voting trust agreements or other agreements or understandings with respect to any class or series of any capital stock or other security of AX.

(g)    Authorizations. Except as set forth in Schedule 3.01(d) no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any person or Governmental Entity, is required by AX in connection with the execution and delivery of this Agreement by AX, or the consummation by AX of the transactions contemplated hereby.

(h)    Governmental Authorization.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by AX in connection with the execution and delivery of this Agreement by AX or the consummation by AX of the transactions contemplated hereby. For purposes of this Agreement, “Governmental Entity”  means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(i)    Financial Statements; The AX Financial Statements, when delivered by AX prior to Closing pursuant to Section 5.05 of this Agreement, will fairly present the financial condition of AX at the dates indicated and its results of operations and cash flows for the periods then ended in all material respects and, except as indicated therein, will reflect all claims against, debts and liabilities of AX, fixed or contingent, and of whatever nature other than those which are not, individually or in the aggregate, material in amount, or those which are not required to be disclosed or reflected on financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). As used in this Agreement the term “AX Financial Statements” shall mean, collectively, audited financial statements of AX for the fiscal year ended December 31, 2021 and 2020 and unaudited financial statements as of and for the nine months ended September 30, 2022 and 2021, in each case prepared in accordance with GAAP. For the purpose of this Agreement, the “AX Balance Sheet Date” shall be December 31, 2021.

(j)    Events Subsequent to AX Balance Sheet Date.  Except as set forth on Schedule 3.01(j) or transactions contemplated by this Agreement, since the AX Balance Sheet Date AX has conducted its business only in the ordinary course of business consistent with past practice and there has not been any of the following with respect to AX:

(i)    change or amendment to its Articles of Incorporation and/or Bylaws;

(ii)    reclassification, split-up or other change in, or amendment of or modification to, the rights of the holders of any of its capital stock;

(iii)    direct or indirect redemption, purchase or acquisition by AX of any of its capital stock or of any interest in or right to acquire any such stock;

(iv)    issuance, sale, or other disposition of any capital stock, or any grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any capital stock other than pursuant to the employee stock option plans;

(v)    declaration, set aside, or payment of any dividend or any distribution with respect to its capital stock (whether in cash or in kind) or any redemption, purchase, or other acquisition of any of its capital stock;

(vi)    event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on AX;

(vii)    issuance of any note, bond or other debt security, or creation, incurrence, assumption, or guarantee any indebtedness for borrowed money or capitalized lease obligation involving more than $2,500;

(viii)    creation or other incurrence by AX of any lien on any asset other than in the ordinary course consistent with past practices;

(ix)    capital expenditure (or series of related capital expenditures) involving more than $10,000 and outside the ordinary course of business;

(x)    capital investment in, any loan to, or any acquisition of the securities or assets of, any other person or entity (or series of related capital investments, loans and acquisitions) involving more than $2,500 and outside the ordinary course of business;

(xi)    transaction or commitment made, or any contract or agreement entered into, by AX relating to its assets or business (including the disposition of any assets) or any relinquishment by AX of any contract or other right, in either case, material to AX, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

(xii)    entry into any employment agreement or consulting agreement similar in substance to an employment agreement or entry into any collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xiii)    increase in the compensation of any of its directors, officers and employees;

(xiv)    entrance into any transaction with any officer, director or other Affiliate of AX other than as disclosed in this Agreement including the disclosure schedules;

(xv)    payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any material liability when due;

(xvi)    other event or occurrence that has had, or could reasonably be expected to have, a Material Adverse Effect on AX, (whether AX or not similar to any of the foregoing); or

(xvii)    agreement or commitment to do any of the foregoing.

(k)    Certain Fees.  Except as set forth on Schedule 3.01(k), no brokerage or finder’s fees or commissions are or will be payable by AX, or as a result of any agreement entered into by or any other action taken by AX, to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

(l)    Litigation; Labor Matters.

(i)    Except as set forth on Schedule 3.01(l), there is no suit, action or proceeding or investigation (including any preliminary inquiry however any Governmental Entity terms such a matter) pending before any Governmental Entity, or to the Knowledge of AX, threatened, against or affecting AX or its assets nor is there any judgment, decree, injunction, or order of any Governmental Entity outstanding against AX.

(ii)    AX is not a party to, or bound by, any collective bargaining agreement, contract or other labor union agreements or understandings with a labor union or labor organization.

(iii)    Except as set forth on Schedule 3.01(l), in the past five years, AX has not received any complaints or allegations of sexual harassment or other form of sexual misconduct which has been alleged to have been committed by any officer, director, employee or contractor or any person who formerly acted in such capacity.

(m)    Tax Returns and Tax Payments.

(i)    AX has timely filed with the appropriate taxing authorities all Tax Returns, as that term is hereinafter defined, required to be filed by it (taking into account all applicable extensions).  Except as set forth on Schedule 3.01(m), all such Tax Returns are true, correct and complete in all material respects.  Except as set forth on Schedule 3.01(m), all Taxes, as that term is hereinafter defined, due and owing by AX have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required).

(ii)    No material claim for unpaid Taxes has been made or become a lien against the property of AX or is being asserted against AX, no audit of any Tax Return of AX is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by AX and is currently in effect.  AX has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(iii)    As used herein, “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.  As used herein, “Tax Return” shall mean any return, report or statement required to be filed with any Governmental Entity with respect to Taxes.

(n)    Compliance with Laws.  AX is in compliance with all applicable Laws in all material respects, including but not limited to all Laws relating to (i) cyber security, data privacy, data security, or the collection, processing or use of personal information, (ii) digital online marketing, (iii) occupational health and safety, (iv) employment and labor matters, (v) product quality and safety, and (v) environmental matters including climate change.  AX has not received any written (including email or other form of electronic communication) notice regarding any material violation of any Laws, including any investigatory, remedial or corrective obligations.  AX does not conduct business in any country that requires it to comply with the European Union General Data Protection Regulation.

(o)    Material Contract Defaults.  AX is not, nor has it received any notice or has any Knowledge that any other party is, in violation, breach or default in any respect under any Material Contract, except for violations, breaches or defaults would not reasonably be expected to result in a Material Adverse Effect on AX.  For purposes of this Agreement, a “Material Contract” means any written or oral contract, agreement or commitment that is in effect or is currently expected to be in effect as of the Closing Date to which AX is a party (i) with expected receipts or expenditures in excess of $10,000, (ii) requiring AX to indemnify any person other than in the ordinary course of business, (iii) granting exclusive rights to any party, or (iv) evidencing indebtedness for borrowed or loaned money in excess of $10,000, including guarantees of such indebtedness. Schedule 3.01(o) sets forth all Material Contracts to which AX is a party.

(p)    Intellectual Property. AX owns all patents, patent rights, designs, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, brands, logos licenses, copyrights, works of authorship, computer software, computer programs, operating systems, firmware, source code, internet domain names, databases, data files, protocols, specifications, collections, tools, methods, processes, techniques, and other intellectual property rights or proprietary rights that are material to the conduct of its business (collectively, “Intellectual Property Rights”), which are listed on Schedule 3.01(p). Schedule 3.01(p) contains a correct, current, and complete list of all material licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other contracts, whether written or oral, relating to Intellectual Property Rights to which AX is a party, beneficiary, or otherwise bound (the “IP Agreements”): (A) under which AX is a licensor or otherwise grants to any person any right or interest relating to any Intellectual Property Rights; (B) under which AX is a licensee or otherwise granted any right or interest relating to the Intellectual Property Rights of any person; and (C) which otherwise relate to AX’s ownership or use of Intellectual Property Rights. Each IP Agreement is valid and binding on and in favor of AX in accordance with its terms and is in full force and effect. Neither AX nor, to AX’s Knowledge, any other party thereto is or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any IP Agreement. Except as set forth on Schedule 3.01(p), AX is the sole and exclusive legal and beneficial, and with respect to any registrations related to the Intellectual Property Rights, record owner, of all right, title, and interest in and to the Intellectual Property Rights, and has the valid and enforceable right to use all other Intellectual Property Rights used in or necessary for the conduct of its business as currently conducted and as proposed to be conducted, in each case, free and clear of all lien, charge, encumbrance, lease, license, easement, restriction, encroachment, security interest, claim or similar interest (each, an “Encumbrance”), except where the failure to have such rights, or the existence of an Encumbrance, would not have a Material Adverse Effect on AX. AX is in actual possession of and has exclusive control over a complete and correct copy of the source code for all proprietary components of its products, including all previous major releases and all other material proprietary software related thereto. There are no claims pending or, to the knowledge of AX, threatened that AX is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the Knowledge of AX, no person is infringing the rights of AX with respect to any Intellectual Property Right. To the Knowledge of AX, the conduct of AX’s business as currently and formerly conducted and as proposed to be conducted, including the use of the Intellectual Property Rights in connection therewith, and the products, processes, and services of AX have not infringed, misappropriated, or otherwise violated, and will not infringe, misappropriate, or otherwise violate, the Intellectual Property Rights or other rights of any other person. AX and any third party licensors have timely paid all maintenance fees, annuities, and other payments due or payable in respect of AX’s Intellectual Property Rights, and properly obtained and timely filed with the applicable Governmental Entity all statements, declarations, certificates, and other documents, in each case to the extent necessary to prosecute and maintain such Intellectual Property Rights. AX has entered into binding, valid and enforceable, written contracts with each current and former employee and independent contractor whereby such employee or independent contractor: (A) acknowledges AX’s exclusive ownership of all Intellectual Property Rights invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with AX; (B) grants to AX a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property Rights; and (C) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property Rights, to the extent permitted by applicable Law, except where the failure by AX to obtain such agreement would not have a Material Adverse Effect on AX. All assignments and other instruments necessary to establish, record, and perfect AX’s ownership interest in the Intellectual Property Rights and related registrations and filings and other documentation with each relevant Governmental Entity have been validly executed, delivered, and filed with the relevant Governmental Entities and authorized registrars. Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other person in respect of, AX’s right to own or use any Intellectual Property Rights. To the Knowledge of AX, there is no unauthorized use, infringement or misappropriation of any Intellectual Property Rights, or any third party patents, trademarks or copyrights, including software (collectively, the “Third Party Intellectual Property Rights”), by AX that would reasonably be expected to result in a Material Adverse Effect. AX is not in breach of any license or other agreement relating to any Third Party Intellectual Property Rights except for such breaches which would not have a Material Adverse Effect. Within the last three years, AX (i) has not been a party to, or been notified in writing of, any suit, action or proceeding that involves a claim of infringement or violation of any Third Party Intellectual Property Rights; and (ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license agreement involving Intellectual Property against any third party.

(q)    Undisclosed Liabilities.  AX has no liabilities or obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except (a) those which will be adequately reflected or reserved against in the AX Financial Statements, (b) those which have been incurred in the ordinary course of business consistent with past practice since the date of the AX Financial Statements, (c) those which are not, individually or in the aggregate, material in amount, (d) those which are not required to be disclosed or reflected on financial statements prepared in accordance with GAAP; (e) those arising under this Agreement; or (f) liabilities and obligations disclosed in Schedule 3.01(q).

(r)    Insurance and Banking.

(i)    Schedule 3.01(r)(i) contains a true, correct and complete list of all insurance policies pursuant to which AX is insured. By virtue of such insurance policies, AX is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the business in which it is engaged, including cyber security insurance coverage that is adequate for its business as presently conducted and proposed to be conducted. All of AX’s insurance policies are fully paid in accordance with their terms. There are no pending claims under such insurance policies. AX has not failed to give any notice or present any claim under any such policy in a due and timely fashion. There are no outstanding unpaid claims by AX under any such policy. AX has not received a notice of cancellation or non-renewal of any such policy

(ii)    Schedule 3.01(r) (ii) contains an accurate list of each bank, trust company, savings institution or other financial institution with which AX has an account or safe deposit box and the names and identification of all persons authorized to draw thereon or to have access thereto, and sets forth the names of each person holding powers of attorney or agency authority from AX and a summary of the terms thereof.

(s)    Title to Assets. AX has good and marketable title in fee simple to all real property owned by it and good and marketable title in all personal property owned by it that is material to the business thereof, in each case free and clear of any Encumbrance, except for (i) Encumbrances for the payment of federal, state or local taxes, for which appropriate reserves have been made therefor in accordance with GAAP and, the payment of which is neither delinquent nor subject to penalties, and (ii) those Encumbrances set forth on Schedule 3.01(s). Except as set forth on Schedule 3.01(s), any real property and facilities held under lease by AX are held by AX under valid, subsisting and enforceable leases with which AX is in compliance.

(t)    Transactions with Related Parties. Except as set forth on Schedule 3.01(t), none of the officers, directors or 5% shareholders of AX has engaged in a transaction with AX (other than for services as employees, officers and directors) involving an amount exceeding $10,000.

(u)    Labor Relations. No labor dispute exists or, to the knowledge of AX, is threatened with respect to any of the employees of AX, which would be reasonably expected to result in a Material Adverse Effect on AX. None of AX’s employees is a member of a union that relates to such employee’s relationship with AX. To the Knowledge of AX, no executive officer of AX, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party. Except as set forth on Schedule 3.01(u), AX is not a party to or has otherwise adopted or implemented any employee benefits plan under which AX currently has or may become subject to an obligation to provide benefits to any current or former employee, officer or director of AX.

(v)    Questionable Payments. Neither AX nor any director, officer, or employee of AX has, in violation of any Law applicable to AX (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds, or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Neither AX nor, to the Knowledge of AX, any director, officer, employee, or any other Person acting on behalf of AX, has offered, promised, paid, given or authorized the payment or giving of any money or other thing of value, directly or indirectly, to or for the benefit of any Person, including without limitation, any employee, official or other Person acting on behalf of any Governmental Entity, or otherwise engaged in any activity that may violate any Anti‑Corruption Law or any Anti-Money Laundering Laws. “Anti‑Corruption Laws” means all requirements of Law concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, and the anti‑bribery and anti‑corruption laws and regulations of those jurisdictions in which AX does business. “Anti‑Money Laundering Laws” means all requirements of Law concerning or relating to terrorism or money laundering, including, without limitation, the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956‑1957), the USA PATRIOT Act and the Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311‑5332 and 12 U.S.C. §§ 1818(s), 1820(b) and §§ 1951‑1959) and the rules and regulations thereunder, and any law of those jurisdictions in which AX does business or otherwise or are subject to prohibiting or directed against the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B).

(w)    Customers and Suppliers. There exists no actual, or to AX’s Knowledge, threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between AX, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with AX are individually or in the aggregate material to the business or operations of AX, or AX, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with AX are individually or in the aggregate material to the business or operations of AX.

(x)    Full Disclosure.  All of the representations and warranties made by AX in this Agreement, including the Schedules thereto do not, and all statements set forth in the certificates delivered by AX to VADO at the Closing pursuant to this Agreement together with all information furnished by AX to VADO in connection with preparation of its Form 10 draft at Closing, will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, not misleading.  The copies of all documents furnished by AX pursuant to the terms of this Agreement are complete and accurate copies of the original documents in all material respects.

3.02    Representations and Warranties of VADO. VADO represents and warrants to AX and the AX Shareholders that the following statements are true and correct as of the date of this Agreement:

(a)    Organization, Standing and Corporate Power.  VADO is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority and all government licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted.  VADO is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect on VADO.

(b)    Subsidiaries.  VADO does not have any subsidiaries and does not own directly or indirectly, any other equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise.

(c)    Capitalization of VADO; Organizational Documents

(i)    Capitalization. The authorized capital stock of VADO consists of (1) 490,000,000 shares of common stock, par value $0.001 per share, of which (a) 99,985,500 shares are issued and outstanding (before giving effect to the cancellation of 93,000,000 shares of VADO Common Stock held by David Lelong and issuances to be made at Closing); and (2) 10,000,000 shares of “blank check” preferred stock, of which 1,000,000 shares are designated as Series A Preferred Stock, par value $0.001, 170,000 of which shares of Series A Preferred Stock are issued and outstanding. Each share of Series A Preferred Stock is convertible into 20 shares of VADO Common Stock. There are no shares of VADO capital stock held by it as treasury stock.  All outstanding shares of VADO’s capital stock have been duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provisions of the Laws of VADO’s jurisdiction of incorporation, VADO’s Articles of Incorporation or Bylaws or any contract to which VADO is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of VADO having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of VADO Common Stock may vote. Except for the Series A Preferred Stock and the Secondary Financing, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which VADO is a party or by which it is bound, (x) obligating VADO to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, VADO, (y) obligating VADO to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (z) that give any person the right to receive any economic benefit or right similar to or derived from the economic rights inuring to holders of capital stock of VADO. There are no outstanding contracts or obligations of VADO to repurchase, redeem or otherwise acquire any shares of the capital stock of VADO, other than the proposed cancellation of 93,000,000 shares of VADO Common Stock held by David Lelong at Closing pursuant to a “Cancellation Agreement” to be entered into effective at the Closing as provided herein. Except as set forth above, no shares of capital stock or other equity securities of VADO are issued, reserved for issuance or outstanding. All of the shares of VADO Common Stock issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and non-assessable, not subject to preemptive rights, free and clear of all liens and restrictions, other than restrictions on transfer imposed by this Agreement and the Securities Act, and issued in compliance with all applicable state and federal laws concerning the issuance of securities. There are no registration rights, proxies, voting trust agreements or other agreements or understandings with respect to any class or series of any capital stock or other security of VADO other than as provided in the Vado Investor Rights Agreement.

(ii)    Corporate Documents. Schedule 3.02(c)(ii) sets forth a true and correct copy of VADO’s Articles of Incorporation and Bylaws and Certificate of Designation for the Series A Preferred Stock as currently in effect. The shareholder list provided to AX is a current shareholder list generated by its stock transfer agent setting forth all of VADO’s common stock shareholders, and such list accurately reflects all of the issued and outstanding shares of VADO Common Stock. The minute books (containing the records or meetings of the shareholders, the board of directors and any committees of the board of directors), and the stock certificate books and the stock record books of VADO, each as provided to AX, are true and complete, and account for all of the issued and outstanding shares of VADO capital stock and shares which have been returned to VADO or otherwise cancelled.

(d)    Authority; Non-Contravention. VADO has all requisite power, authority, consents and approvals to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by VADO and the consummation by VADO of the transactions contemplated hereby have been duly authorized by all necessary action on the part of VADO. This Agreement has been duly executed and delivered by VADO and when duly executed and delivered by the other Parties hereto, will constitute a valid and binding obligation of VADO, enforceable against VADO in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution and delivery of this Agreement by VADO and the observance and performance by VADO of the terms and provisions contained herein (i) do not conflict with or constitute a violation or breach by VADO of any applicable Laws, or any provision of any other contract or instrument to which VADO is a party or by which it is bound or (ii) conflict with or violate any Law, order, or other restriction of any Governmental Entity or person.

(e)    Authorizations. Except as set forth in Schedule 3.02(e) no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any person or Governmental Entity, is required by or with respect to VADO in connection with the execution and delivery of this Agreement by VADO, or the consummation by VADO of the transactions contemplated hereby.

(f)    SEC Reports and Financial Statements. VADO has filed with the SEC all reports and other filings required to be filed by VADO in accordance with the Exchange Act and the rules and regulations promulgated thereunder (the “VADO SEC Reports”) since at least May 29, 2020, assuming VADO were required to file such reports under Section 13 or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”). As of their respective dates, the VADO SEC Reports complied in all material respects with the applicable requirements of the Exchange Act and the respective rules and regulations promulgated thereunder applicable to such VADO SEC Reports and, except to the extent that information contained in any VADO SEC Report has been revised or superseded by a later VADO SEC Report filed and publicly available prior to the date of this Agreement, none of the VADO SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of VADO included in VADO SEC Reports were prepared from and are in accordance with the accounting books and other financial records of VADO, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and presented fairly the consolidated financial position of VADO and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the VADO SEC Reports, VADO has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities or obligations incurred in the ordinary course of business which are not material in amount. The VADO SEC Reports accurately disclose (i) the terms and provisions of all stock option plans, (ii) transactions with Affiliates, and (iii) all material contracts required to be disclosed pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC.

(g)    Events Subsequent to VADO Audited Balance Sheet. Since November 30, 2021 the date of the audited VADO Balance Sheet, except (1) as is disclosed in the VADO SEC Reports filed on or before the date of this Agreement or (2) transactions contemplated by this Agreement including the Secondary Financing and the Vado Investor Rights Agreement, there is not and has not been any of the following with respect to VADO:

(i)    change or amendment into its Articles of Incorporation and/or Bylaws;

(ii)    reclassification, split-up or other change in, or amendment of or modification to, the rights of the holders of any of its capital stock;

(iii)    direct or indirect redemption, purchase or acquisition by VADO of any of its capital stock or of any interest in or right to acquire any such stock;

(iv)    issuance, sale, or other disposition of any capital stock, or any grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any capital stock;

(v)    declaration, set aside, or payment of any dividend or any distribution with respect to its capital stock (whether in cash or in kind) or any redemption, purchase, or other acquisition of any of its capital stock;

(vi)    event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on VADO;

(vii)    issuance of any note, bond or other debt security, or creation, incurrence, assumption, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $2,500;

(viii)     creation or other incurrence by VADO of any lien on any asset;

(ix)    capital expenditure (or series of related capital expenditures) involving more than $1,000;

(x)    capital investment in, any loan to, or any acquisition of the securities or assets of, any other person or entity (or series of related capital investments, loans and acquisitions) involving more than $2,500;

(xi)    transaction or commitment made, or any contract or agreement entered into, by VADO relating to its assets or business (including the disposition of any assets) or any relinquishment by VADO of any contract or other right, in either case, material to VADO, other than transactions contemplated by this Agreement;

(xii)    employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xiii)    increase in the compensation of any of its directors, officers and employees;

(xiv)    entrance into any transaction with any officer, director, employee or other Affiliate of VADO; or

(xv)    payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;

(xvi)    agreement or commitment to do any of the foregoing.

(h)    Certain Fees.  No brokerage or finder’s fees or commissions are or will be payable by VADO to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

(i)    Litigation; Labor Matters.

(i)    There is no suit, action or proceeding, inquiry or investigation pending or, to the Knowledge of VADO, threatened against or affecting VADO, by any Governmental Entity or any other person. Nor is there any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on VADO; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against VADO. Nor, to the Knowledge of VADO, has VADO been subject of any action, proceeding or investigation involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

(ii)    VADO is not a party to, or bound by, any collective bargaining agreement, contract or other labor union agreements or understandings with a labor union or labor organization.

(iii)    Except as set forth in Schedule 3.02(i), VADO does not have any employees, independent contractors or other Persons providing services to them.

(j)    Benefit Plans.  VADO is not a party to any benefit plan or otherwise has any obligation to provide benefits to any current or former employee, officer or director of VADO.

(k)    Certain Employee Payments.  VADO is not a party to any agreement which could result in the payment or liability to any current, former or future director or employee of VADO.

(l)    Tax Returns and Tax Payments.

(i)    VADO has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it (taking into account all applicable extensions).  All such Tax Returns are true, correct and complete in all respects.  All Taxes due and owing by VADO has been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required).

(ii)    No material claim for unpaid Taxes has been made or become a lien against the property of VADO or is being asserted against VADO; no audit of any Tax Return of VADO is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by VADO and is currently in effect.  VADO has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(m)    Compliance with Laws.  VADO is in compliance with all Laws in all material respects. VADO has not received any written (including email or other form of electronic communication) notice regarding any violation of Laws, including any investigatory, remedial or corrective obligations, all as relating to VADO.

(n)    Material Contracts; Defaults. Except as disclosed in and filed with the VADO SEC Reports, there are no contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of VADO. VADO is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on VADO.

(o)    Properties.  VADO does not own any real property.  VADO has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its business. All such assets and properties, other than assets and properties in which VADO has leasehold interests, are free and clear of all material Encumbrances.

(p)    Intellectual Property.  VADO does not own, use or license any Intellectual Property Rights in its business as presently conducted.

(q)    Transactions with Related Parties. Except as set forth in the VADO SEC Reports, none of the officers, directors or 5% shareholders of VADO has engaged in a transaction with

VADO (other than for services as employees, officers and directors) involving an amount exceeding $1,000.

(r)    Board Determination.  The board of directors of VADO has unanimously determined that the terms of the Share Exchange are fair to and in the best interests of VADO and its shareholders.

(s)    Required VADO Share Issuance Approval. VADO represents that the issuance of the Exchange Shares to the AX Shareholders, the surrender and cancellation of 93,000,000 shares of VADO Common Stock pursuant to the Cancellation Agreement (as defined herein) and the issuance of the VADO Awards at Closing, will be in compliance with the Nevada Revised Statutes and the Bylaws of VADO, subject to the accuracy and completeness of the representations and warranties of AX and the AX Shareholders set forth herein.

(t)    Undisclosed Liabilities. Except as set forth in Schedule 3.02(t), (i) VADO has no liabilities or obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise), (ii) there is no action, proceeding or investigation pending, or to the Knowledge of VADO, threatened against VADO that would reasonably be expected to give rise to any such liability, and (iii) there are no financial or contractual obligations of VADO which will be executory or otherwise outstanding following the Closing Date except for liabilities or obligations reflected or reserved against in the VADO SEC Documents incurred in the ordinary course of business not in excess of $30,000.

(u)    Shell Corporation. VADO is a shell corporation as defined by Rule 144(i) under the Securities Act with no material assets or liabilities.

(v)    Full Disclosure.  All of the representations and warranties made by VADO in this Agreement, including the Schedules hereto, do not, and all statements set forth in the certificates delivered by VADO to AX at the Closing pursuant to this Agreement together with all information furnished by VADO to AX in connection with preparation of its Form 10 draft at Closing, will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, not misleading.  The copies of all documents furnished by VADO pursuant to the terms of this Agreement are complete and accurate copies of the original documents in all material respects.

(w)    Powers of Attorney. There are no outstanding powers of attorney executed on behalf of VADO.

(x)    Questionable Payments. Neither VADO nor any director, officer, or employee of VADO has, in violation of any Law applicable to VADO (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds, or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Neither VADO nor, to the Knowledge of VADO, any director, officer, employee, or any other Person acting on behalf of VADO, has offered, promised, paid, given or authorized the payment or giving of any money or other thing of value, directly or indirectly, to or for the benefit of any Person, including without limitation, any employee, official or other Person acting on behalf of any Governmental Entity, or otherwise engaged in any activity that may violate any Anti‑Corruption Law or any Anti-Money Laundering Laws. “Anti‑Corruption Laws” means all requirements of Law concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, and the anti‑bribery and anti‑corruption laws and regulations of those jurisdictions in which VADO does business. “Anti‑Money Laundering Laws” means all requirements of Law concerning or relating to terrorism or money laundering, including, without limitation, the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956‑1957), the USA PATRIOT Act and the Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311‑5332 and 12 U.S.C. §§ 1818(s), 1820(b) and §§ 1951‑1959) and the rules and regulations thereunder, and any law of those jurisdictions in which VADO does business or otherwise or are subject to prohibiting or directed against the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B).

(y)    Books, Financial Records and Internal Controls. To VADO’s Knowledge, all the accounts, books, registers, ledgers, VADO Board minutes and financial and other records of whatsoever kind of VADO have been fully, properly and accurately kept and completed and have been made available to AX; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of VADO. VADO does not maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

(z)    No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by VADO to arise, between VADO and any accountants and/or lawyers formerly or presently engaged by VADO. VADO is current with respect to fees owed to its accountants and lawyers.

ARTICLE IV.
COVENANTS RELATING TO CONDUCT OF BUSINESS AND OTHER MATTERS PRIOR TO SHARE EXCHANGE

4.01   Conduct of Business of AX and VADO. From the date of this Agreement and until the Closing Date, or until the prior termination of this Agreement, each of AX and VADO agrees that they shall, except as otherwise expressly contemplated by this Agreement or mutually agreed to in writing, conduct their respective businesses in the ordinary course of business consistent with past practice, and use commercially reasonable efforts to maintain and preserve intact their respective organizations, businesses and franchises, goodwill and relationships of their respective employees, customers, lenders, suppliers, regulators and others having business relationships with AX or VADO, as the case may be.

4.02    Current Information.

(a)    During the period from the date of this Agreement to the Closing, each of AX and VADO shall promptly notify the other of any (i) significant change in its ordinary course of business; or (ii) event which such Party reasonably believes could be expected to have a Material Adverse Effect on the ability of any Party hereto to consummate the Share Exchange.

(b)    During the period from the date of this Agreement to the Closing Date, VADO shall promptly notify AX of any correspondence received from any Governmental Entity or OTC Markets Group, Inc., and shall deliver a copy of such correspondence to AX within one business day of receipt.

4.03   Material Transactions.  From the date of this Agreement and until the Closing Date, or until the prior termination of this Agreement, neither AX nor VADO will, other than (i) as expressly contemplated by the terms of this Agreement, the Secondary Financing or the Vado Investor Rights Agreement, (ii) transactions described on Schedule 4.03(a) (in the case of AX), or Schedule 4.03(b) (in the case of VADO), (iii) with the written consent of VADO or AX, as the case may be, knowingly take any action that would cause any of the changes, events or conditions described in Section 3.01(j) (in the case of AX) or Section 3.02(g) (in the case of VADO) to occur.

4.04    Additional VADO Covenants. As a condition of Closing, VADO makes the following covenants:

(a)    Prior to Closing, VADO shall provide AX with a shareholders’ list certified by VADO’s transfer agent which shall account for all of the issued and outstanding shares of common stock of VADO with confirmation that all previously issued shares, other than the shares being retained by the VADO shareholders, have been returned to VADO’s Treasury or in the alternative, cancelled, and a stock ledger setting forth its outstanding shares of preferred stock.

(b)    Prior to Closing, VADO shall continue filing periodic reports with the SEC on a voluntary basis under Section 13 or 15(d) of the Exchange Act.

4.05    Vado Secondary Financing. VADO and ________ have entered into a certain Stock Purchase Agreement (“Vado Stock Purchase Agreement”) and a related Investor Rights Agreement (“Vado Investor Rights Agreement”), each dated as of the date of this Agreement, providing for, among other things, the purchase and sale of Series A Preferred Stock in exchange for aggregate cash proceeds of $1,500,000 (the “Secondary Financing”), of which $750,000 is to be received by VADO at Closing. The Parties acknowledge and agree that it is a condition of the obligations of AX and the AX Shareholders to consummate the Share Exchange, that VADO, concurrently with the Closing, shall have received cash proceeds of $750,000 in accordance with the terms of the Vado Stock Purchase Agreement and the Vado Investor Rights Agreement, and such Vado Stock Purchase Agreement and the Vado Investor Rights Agreement shall each remain in full force and effect in accordance with their terms, other than modifications or amendments approved by AX and VADO at or prior to Closing. The Parties further acknowledge and agree that such Vado Stock Purchase Agreement and Vado Investor Rights Agreement supersede and replace that certain Investor Rights Agreement and Stock Purchase Agreement, each dated August 1, 2022, previously entered into by and between AX and _________ in accordance with their respective terms.

ARTICLE V.
ADDITIONAL AGREEMENTS

5.01    Access to Information.

(a)    AX shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to VADO and its representatives reasonable access during normal business hours during the period prior to the Closing Date to its and to AX’s properties, books, contracts, commitments, personnel and records and, during such period, AX shall, and shall cause its officers, employees and representatives to, furnish promptly to VADO all information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request.

(b)    VADO shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to AX and its representatives reasonable access during normal business hours during the period prior to the Closing Date to its and to VADO’S properties, books, contracts, commitments, personnel and records and, during such period, VADO shall, and shall cause its officers, employees and representatives to, furnish promptly to AX all information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request.

5.02    Commercially Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Share Exchange and the other transactions contemplated by this Agreement.

5.03    Public Announcements.  VADO, on the one hand, and AX, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process.  The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

5.04    Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

5.05   Form 10 Information. Each of AX and VADO shall provide such information to the other as is reasonably required in order for VADO to prepare and deliver following the Closing, and for AX and VADO to review, a substantially complete registration statement on Form 10 for filing by VADO with the Securities and Exchange Commission in accordance with the Exchange Act (“Form 10”).  In connection with the Form 10 preparation AX shall provide VADO with its audited financial statements, unaudited interim financial statements and all footnotes thereto prepared in accordance with GAAP, auditor’s letters relating to its business, and such other information as may be requested by VADO (the “Form 10 Financial Information”) to prepare and file the Form 10, and the Parties acknowledge and agree that it is a post-closing covenant of such Parties that the Form 10 be drafted and in substantially final form as mutually agreed by the parties following the Closing. AX shall provide such Form 10 Financial Information as soon as is reasonably practicable so as to allow VADO and its independent registered public accounting firm (the “Firm”) to: (i) review all financial statements relating to AX as shall be required to be included in the Form 10, and (ii) timely file the Form 10. AX shall in a prompt and timely manner provide the Firm with such management representations as may be requested by the Firm in connection with its review of any financial statements for AX relating to the Form 10. The Parties acknowledge and agree that VADO may change its independent registered public accounting firm in connection with this Agreement and the Share Exchange contemplated hereby.

5.06    Post-Closing Cooperation. After the Closing Date, VADO shall use its commercially reasonable efforts to provide such information available to its, including information, filings, reports, financial statements or other circumstances of VADO occurring, reported or filed prior to the Closing, as may be necessary or required for the preparation of the post-Closing Date reports or registration statements that VADO is required to file with the SEC or maintain the quotation of VADO Common Stock on the OTC Pink or another quotation system operated by the OTC Markets Group, or filings required to address and resolve matters as may relate to the period prior to the Closing and any SEC comments relating thereto or any SEC inquiry thereof.

5.07    Cancellation Agreement; Capital Changes. Prior to the Closing Date VADO and AX shall enter into an agreement (the “Cancellation Agreement”) with David Lelong, effective at Closing, providing for the surrender and cancellation at Closing of 93,000,000 shares of VADO Common Stock owned of record and beneficially by David Lelong for no monetary consideration and in form and substance satisfactory to AX and VADO. The Cancellation Agreement shall provide that from and after the Closing Date until the 18 month anniversary of this Agreement, VADO will not undertake a reverse or forward stock split or reclassification of the Common Stock except in connection with the listing of the Common Stock (and if required other securities) on an exchange operated by The Nasdaq Stock Market or the New York Stock Exchange without the prior written consent of David Lelong, which consent shall not be unreasonably withheld or delayed.

5.08   AX Employee Awards. Immediately following the Closing, AX and VADO shall prepare and execute appropriate documentation reasonably satisfactory to AX and VADO effecting VADO’s assumption and/or exchange of the AX Employee Awards for corresponding equity awards under the VADO Equity Incentive Plan, subject to AX’s adherence with and as described in Section 1.01(c) hereof; provided that the parties will reasonably cooperate to ensure that such assumption and/or exchange is structured and effected in a manner which is compliant with applicable federal and state securities laws, which may include the exemption afforded under Rule 701 under the Securities Act.

5.09    Confidentiality. AX and VADO have heretofore entered into a Mutual Non-Disclosure Agreement (“NDA”) dated as of October 14, 2021, governing the use and disclosure of “Confidential Information” furnished to the other party and their respective “Representatives.” The NDA had an initial stated term of six months, until April 14, 2022. AX and VADO agree that the NDA shall continue in full force and effect as of April 14, 2022, for a period of two years from the date of this Agreement and otherwise in accordance with its terms, unless and until amended by AX and VADO.

5.10     Consent to Series A Preferred Stock Amendment. The Parties agree and consent to VADO’s amendment to the Series A Preferred Stock to add a liquidation preference in favor of the holders of the Series A under which such holders will rank senior to the holders of VADO Common Stock in the event of a liquidation, dissolution or winding up of VADO at the stated value of $30.00 per share of Series A Preferred Stock. The form of the proposed amendment is attached as Schedule 5.10.

ARTICLE VI.
CONDITIONS PRECEDENT

6.01    Conditions to Each Party’s Obligation to Effect the Share Exchange.  The obligation of each Party to effect the Share Exchange and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a)    No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Share Exchange shall have been issued by any court of competent jurisdiction or any other Governmental Entity having jurisdiction and shall remain in effect, and there shall not be any applicable legal requirement enacted, adopted or deemed applicable to the Share Exchange that makes consummation of the Share Exchange illegal.

(b)    Governmental Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity having jurisdiction which the failure to obtain, make or occur would have a Material Adverse Effect on VADO or AX shall have been obtained, made or occurred.

(c)    No Litigation. There shall not be pending or threatened any suit, action or proceeding before any court, Governmental Entity or authority (i) pertaining to the transactions contemplated by this Agreement or (ii) seeking to prohibit or limit the ownership or operation by AX, VADO or any of their respective subsidiaries, or to dispose of or hold separate any material portion of the business or assets of AX or VADO.

(d)    Closing Deadline. The Closing shall have occurred by February 24, 2023.

(e)    Secondary Financing. As provided in Section 4.05, VADO, concurrently with the Closing, shall have received cash proceeds of $750,000 in accordance with the terms of the Stock Purchase Agreement and the Investor Rights Agreement, and such Agreements remain in full force and effect in accordance with their terms, other than modifications or amendments approved by AX and VADO at or prior to Closing.

(f)     Minimum Required AX Shareholder Participation. This Agreement shall have been duly executed and delivered by all of the AX Shareholders, collectively owning 19,363,959 of the outstanding AX Shares effective as of the date of this Agreement and as of the Closing Date.

(g)    Vado Awards. The VADO Board of Directors shall have approved the VADO Equity Incentive Plan.

(h)         Cancellation. The cancellation of 93,000,000 shares of VADO Common Stock held by David Lelong shall have been effected simultaneous with the Closing pursuant to the Cancellation Agreement.

6.02    Conditions Precedent to Obligations of VADO. The obligations of VADO to effect the Share Exchange and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a)    Representations, Warranties and Covenants.  The representations and warranties of AX and the AX Shareholders in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date except for changes since the date of this Agreement contemplated by this Agreement, and (ii) AX and the AX Shareholders shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by each of them prior to the Closing Date.

(b)    Consents.  VADO shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

(c)    No Material Adverse Effect.  There shall not have occurred any Material Adverse Effect or Material Adverse Change with respect to AX.

(d)    Delivery of the Assignment of Ownership Interest.  AX and the AX Shareholders shall have delivered all share certificates and other documents including executed stock powers evidencing the transfer and assignment of the Ownership Interest to VADO as of the Closing Date.

(e)    Form 10-K.  VADO’s Annual Report on Form 10-K for the fiscal year ended November 30, 2022 shall have been filed with the Securities and Exchange Commission.

(f)    Board Resolutions. VADO shall have received resolutions duly adopted by AX’s board of directors approving the execution, delivery and performance of the Agreement and the transactions contemplated by the Agreement.

(g)    Closing Certificates. VADO shall have received such certificates and documents reasonably requested by VADO, including closing certificates from the AX Shareholder Representative and the AX Shareholders, evidencing compliance by AX and the AX Shareholders with the representations, warranties and covenants required to be performed by them on or before the Closing.

(h)    Additional AX Deliverables. As of the Closing, AX shall have delivered to VADO such waivers, consents and agreements executed by any and all AX lenders and counter parties to contracts to which AX is a party, as are necessary in VADO’s discretion to permit the Share Exchange without affecting the provisions of such contracts, agreements and instruments to which AX is bound, including without limitation any change of control provisions contained therein which may be implicated by the Share Exchange contemplated by this Agreement.

6.03    Conditions Precedent to Obligation of AX.  The obligation of AX and the AX Shareholders to effect the Share Exchange and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a)    Representations, Warranties and Covenants.  The representations and warranties of VADO in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date except for changes contemplated by this Agreement since the date of this Agreement, and (ii) VADO shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it prior to the Closing Date.

(b)    Consents.  AX shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

(c)    No Material Adverse Effect.  There shall not have occurred any Material Adverse Effect or Material Adverse Change with respect to VADO.

(d)    OTC Quotation. VADO shall have maintained its status as a company whose common stock is quoted on the Pink Market operated by OTC Markets Group, Inc.

(e)    No Suspensions of Trading in VADO Shares. Trading in shares of VADO Common Stock shall not have been suspended by the SEC or any trading market on which the common stock is quoted as of the Closing Date (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding VADO) at any time since the date of execution of this Agreement, and VADO shall have been at all times since such date maintained the quotation for trading on such trading market.

(f)    Board Resolutions. AX shall have received resolutions duly adopted by VADO’s board of directors approving the execution, delivery and performance of the Agreement and the transactions contemplated by the Agreement.

(g)    Resignations. VADO shall have delivered to AX the resignation of David Lelong as an officer of VADO.

(h)    New Directors. VADO shall have delivered to AX resolutions as to the appointment of its director designees as set forth in Section 1.03(a) of this Agreement;

(i)    Issuance of Exchange Shares. VADO shall issue or caused to be issued to each of the AX Shareholders of AX the Exchange Shares as described in Section 1.01(a) hereof.

(j)     Absence of Liabilities. VADO, as of the Closing Date, without giving effect to proceeds from the Secondary Financing, shall not have any indebtedness, liabilities or other obligations in excess of $30,000 and shall not have any liens against its properties or assets, and VADO shall have delivered to AX its Certificate evidencing all such outstanding indebtedness, liabilities and obligations as of the Closing Date.

(k)    Closing Certificates. AX shall have received such certificates and documents reasonably requested by AX, including closing certificates, evidencing compliance by VADO with the representations, warranties and covenants required to be performed by them on or before the Closing, and compliance by David Lelong with the terms of the Cancellation Agreement.

(l)    Due Diligence Investigation.  AX shall be satisfied with the results of its due diligence investigation of VADO in its sole and absolute discretion.

ARTICLE VII.
TERMINATION, AMENDMENT AND WAIVER

7.01    Termination.  This Agreement may be terminated and abandoned at any time prior to the Closing Date of the Share Exchange:

(a)    by mutual written consent of VADO and AX;

(b)    by either VADO or AX, if the Closing shall have not been consummated by February 24, 2023; provided, however, that VADO may not terminate this Agreement pursuant to this Section 7.01(b) if the failure of the Closing to occur is attributable to a material breach of this Agreement by VADO, and AX may not terminate this Agreement pursuant to this Section 7.01(b)

if the failure of the Closing to occur is attributable to a material breach of this Agreement by AX or, in the case of the AX Shareholders, a willful and material breach;

(c)    by AX by written notice to VADO if:

(i)    neither AX nor the AX Shareholders is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by VADO pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by VADO within 20 days of VADO’s receipt of written notice of such breach from AX; or

(ii)    an event has occurred such that any of the conditions set forth in Article VI cannot be satisfied, unless such event is a material breach of any provision of this Agreement by AX or the AX Shareholders; or

(d)    by VADO by written notice to AX if:

(i)    VADO is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by AX or the AX Shareholders pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by AX or the AX Shareholders within 20 days of AX’s receipt of written notice of such breach from VADO; or

(ii)    an event has occurred such that any of the conditions set forth in Article VI cannot be satisfied, unless such event is a material breach of any provision of this Agreement by VADO.

7.02    Procedure and Effect of Termination.  In the event of the termination of this Agreement by VADO or AX, written notice thereof shall forthwith be given by the terminating Party to the other Parties.  If this Agreement is terminated as provided herein (a) each Party will redeliver all documents, work papers and other material of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same; provided, that each Party may retain one copy of all such documents for archival purposes in the custody of its outside counsel and (b) all filings, applications and other submission made by any Party to any Person, including any Governmental Entity, in connection with the transactions contemplated hereby shall, to the extent practicable, be withdrawn by such Party from such Person. In the event of termination of this Agreement by either AX or VADO as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of VADO or AX, other than the provisions of Sections 3.01(k), 3.02(h), 5.04, 5.09, this Section 7.02 and Article IX.

7.03    Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

7.04    Extension; Waiver.  At any time prior to the Closing Date, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII.
SURVIVAL

8.01    Survival. Each of the representations and warranties (but not any covenants) set forth in this Agreement and all obligations hereunder related to breaches of such representations and warranties will expire on the date that is 12 months after the Closing Date (the “Expiration Date”). No claim, lawsuit or other proceeding arising out of or related to the breach or inaccuracy of any representation or warranty set forth in this Agreement may be made by any Party unless notice of any such claim with respect to such breach or inaccuracy is given to the indemnifying Party on or prior to the Expiration Date. Notwithstanding anything in this Agreement to the contrary, the rights and remedies under this Article VIII with respect to any claim, lawsuit or other proceeding for which notice has been given prior to the Expiration Date will survive until such claim, lawsuit or other proceeding has been finally resolved.

ARTICLE IX.
GENERAL PROVISIONS

9.01    AX Shareholder Representative

(a)    By executing this Agreement each AX Shareholder shall have irrevocably authorized and appointed AX Shareholder Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person and such Person's successors and assigns with respect to this Agreement and to take any and all actions and make any decisions required or permitted to be taken by AX Shareholder Representative pursuant to this Agreement, including, without limitation, the exercise of the power to:

(i)    give and receive notices and communications;

(ii)    agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims made by AX or the AX Shareholders pursuant to Article VIII;

(iii)    execute and deliver all documents necessary or desirable to carry out the intent of this Agreement;

(iv)    make all elections or decisions contemplated by this Agreement, including the waiver, modification or amendment of this Agreement;

(v)    engage, employ or appoint any representatives to assist AX Shareholder Representative in complying with its duties and obligations; and

(vi)    take all actions necessary or appropriate in the good faith judgment of AX Shareholder Representative for the accomplishment of the foregoing.

(b)    VADO shall be entitled to deal exclusively with AX Shareholder Representative on all matters relating to this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any AX Shareholder by AX Shareholder Representative, and on any other action taken or purported to be taken on behalf of any AX Shareholder by AX Shareholder Representative, as being fully binding upon such Person. Notices or communications to or from AX Shareholder Representative shall constitute notice to or from each of AX Shareholder. Any decision or action by AX Shareholder Representative hereunder, shall constitute a decision or action of all AX Shareholders and shall be final, binding and conclusive upon each such Person. No AX Shareholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more AX Shareholder or by operation of Law, whether by death or other event.

(c)    The AX Shareholder Representative, in its capacity as the AX Shareholder Representative, shall not be liable to the AX Shareholder for actions taken pursuant to this Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted a willful violation of applicable Law or willful misconduct in the performance of the AX Shareholder Representative's duties under this Agreement. AX shall indemnify and hold harmless AX Shareholder Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as AX Shareholder Representative under this Agreement (the “Representative Losses”), in each case as such AX Shareholder Representative Loss is suffered or incurred.

9.02   Notices. Any and all notices and other communications hereunder shall be in writing and shall be deemed duly given to the party to whom the same is so delivered, sent or mailed at addresses and contact information set forth below or at such other address for a party as shall be specified by like notice by Federal Express or similar overnight next business day delivery, or by email delivery followed by overnight next business day delivery, as follows.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be deemed given and effective on the earliest of: (a) on the date of transmission, if such notice or communication is delivered via email set forth on the signature pages attached hereto prior to 5:30 p.m. (Pacific Time) on a business day, (b) on the second business day following the date of mailing, if sent by a nationally recognized overnight courier service, or (c) if by personal delivery, upon actual receipt by the party to whom such notice is required to be given.

If to VADO:

Vado Corp.

4001 South 700 East

Suite 500

Salt Lake City, UT 84107

Attention: David Lelong

Tel: (385) 354-6873

Email: david@vadocorphq.com

with a copy, by email, to:

Nason, Yeager, Gerson, Harris & Fumero P.A.

3001 PGA Blvd., Suite 305

Palm Beach Gardens, FL 33410

Attention: Michael Harris, Esq.

Tel: (561) 471-3507

Email: mharris@nasonyeager.com

If to AX or the AX Shareholders Representative:

Socialcom, Inc, d/b/a AudienceX

13468 Beach Ave

Marina del Rey, CA 90292

Tel: (888) 545-0009

Attention: Jason Wulfsohn, CEO

E-mail: jason@audiencex.com

with a copy, by email, to:

Guzik & Associates

1999 Avenue of the Stars, Suite 1100

Los Angeles, CA 90067

Attention: Samuel S. Guzik, Esq.

Email: sguzik@guziklaw.com

9.03    General Definitions. For purposes of this Agreement:

(a)    an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b)    “Knowledge” means, except as explicitly provided herein, actual knowledge or such knowledge a Party would acquire after conducting a reasonable investigation.

(c)    “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity.

(d)    “Material Adverse Change” or “Material Adverse Effect” means, when used in connection with AX, an AX Shareholder, or VADO, any change or effect that (i) either individually or in the aggregate with all other such changes or effects is materially adverse to the business, prospects, assets, properties, condition (financial or otherwise) or results of operations of such Party and its subsidiaries taken as a whole, or (ii) could reasonably be expected to prevent or materially delay the ability of such Party to consummate the transactions contemplated by this Agreement in accordance with its terms.;

(e)    “Party” means VADO, AX, any AX Shareholder and the AX Shareholder Representative.

(f)    “Person” or “Persons” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

(g)    “Subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

9.04    Interpretation.  When a reference is made in this Agreement to this Agreement, such reference shall also mean and include the Schedules and Exhibits to this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

9.05    Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.  This Agreement is not intended to confer upon any person other than the Parties any rights or remedies.

9.06    Governing Law; Jurisdiction and Venue.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The Parties hereby expressly consent to the exclusive jurisdiction and venue of the state and federal courts located in Los Angeles County, California, for any lawsuit against a Party arising from or related to this Agreement and no other jurisdiction.

9.07    Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.08    Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity and without the requirement of posting any bond or other security.  In addition, each of the Parties hereto (a) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (b) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any state court other than such court.

9.09    Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

9.10    Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.  This Agreement, to the extent delivered by means of electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto, each other Party hereto shall re-execute original forms hereof and deliver them in person to all other Parties.  No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

9.11    Attorneys Fees.  Subject to any limitations in Article VIII in this Agreement, in the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the Parties hereto agree that the prevailing Party or Parties shall be entitled to recover from the other Party or Parties upon final non-appealable judgment on the merits, reasonable attorneys’ fees, including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.

9.12    Currency.  All references to currency in this Agreement shall refer to the lawful currency of the United States of America.

9.13    Legal Representation. The Parties acknowledge that the law firm of Guzik & Associates is representing AX in connection with this Agreement and does not represent any other party, including the AX Shareholders. AX Shareholders are advised to retain their own independent advisors for legal, tax or other advice in connection with this Agreement and the proposed transactions.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Vado Corp.

By: ____________________________

David Lelong, Chief Executive Officer

Socialcom, Inc, d/b/a AudienceX

By:

Jason Wulfsohn, Chief Executive Officer

______________________________

Jason Wulfsohn,

AX Shareholder Representative

[SIGNATURES OF AX SHAREHOLDERS FOLLOW]

Signature Page to Amended and Restated Share Exchange Agreement

AX SHAREHOLDER AMENDED AND RESTATED

SHARE EXCHANGE AGREEMENT SIGNATURE PAGE

(signature)

Name:

No. of Socialcom, Inc. Shares:

State of Residence:

AX Shareholder Signature Page to Amended and Restated Share Exchange Agreement